Exhibit 10.3

[ **** ] indicates confidential portions have been redacted and submitted separately pursuant to confidentiality request with the Commission

Execution Copy

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of  September 1, 2006 (the “Effective Date”) between Duke University, a North Carolina corporation with offices at 2020 West Main Street, Suite 101, Durham, North Carolina 27705, and its Affiliates (“Duke”), and Celldex Therapeutics, Inc., a Delaware corporation with a business address at 222 Cameron Drive, Suite 400, Phillipsburg, New Jersey 08865 (“Celldex”).  Celldex and Duke each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.                                   Duke is the holder of that certain Investigator Sponsored IND FDA No. 9944 (the “Duke IND”) and certain related assets, all as more fully set forth on Schedule A (the “Licensed Assets”).

B.                                     Celldex wishes to obtain a license to access and reference the Licensed Assets on an exclusive basis for, among other things, use in its pursuit of its own filings with the FDA relating to potential Celldex Products (as these terms are defined herein), and Duke is willing to grant such a license, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.                                      Definitions.

As used in this Agreement, the following terms have the meanings set forth below.

1.1                                 “Affiliate” means any corporation, company, partnership, joint venture, firm or other entity that controls, is controlled by, or is under common control with a Party.  For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

1.2                                 “BLA” means a biologic license application.

1.3                                 “Celldex Product” or “Celldex Products” means (a) any product or products Exploited by Celldex or its Affiliates or their respective Sublicensees/Licensees that is the subject of or that utilizes or is derived from any Licensed Asset; or (b) any service provided by or on behalf of Celldex or its Affiliates or their respective Sublicensees/Licensees, which service is the subject of, or that utilizes or is derived from any Licensed Asset.

1.4                                 “Change of Control” means, with respect to a Party, the merger, consolidation or similar transaction, or the sale of all or substantially all of a Party’s assets, or a line of business of a Party, that pertains to the exercise of such Party’s rights or the performance of such Party’s obligations under this Agreement.

1.5                                 “Claim” has the meaning set forth in Section 3.3.2(a).

1.6                                 “Control” means, with respect to any Licensed Asset, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to grant a sublicense under such Licensed Asset as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.7                                 “EMEA” means European Medicines Agency.

1.8                                 “Exploit” or “Exploitation” means to research, develop, commercialize, make, have made, import, use, sell or offer for sale, alone or in collaboration with a Third Party.

1.9                                 “FDA” means the United States Food & Drug Administration or any successor entity.

1.10                           “Field” means therapeutic vaccines and antibodies for the treatment of glioblastoma multiforme and other cancers of the brain.

1.11                           “IND” means an investigational new drug application.

1.12                           “Indemnified Party” has the meaning set forth in Section 3.3.2(a).

1.13                           “Indemnitee” has the meaning set forth in Section 3.3.2(a).

1.14                           “Losses” has the meaning set forth in Section 3.3.1.

“Net Sales” means [ **** ].

1.15                           “Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government or other entity.

1.16                           “Shares” has the meaning set forth in Section 4.1.

1.17                           “IND Sponsor” shall mean Dr. John Sampson, Associate Professor-Surgery, (Neurosurgery) Duke University Medical Center.

1.18                           “Sublicensee/Licensee” and “Sublicensees/Licensees” means permitted Third Party (including Affiliates) licensees and sublicensees and future downstream sub-sublicensees of the Licensed Assets pursuant to the terms of and subject to the restrictions provided for in this Agreement.

1.19                           “Sublicense/License” and “Sublicenses/Licenses” means the license or sub-license or future downstream sub-sublicense agreements under any Licensed Asset entered into by Sublicensees/Licensees.

1.20                           “Third Party” means any Person other than Celldex, Duke or their Affiliates.

2.                                      License.

2.1                                 License Grant.  Subject to the terms and conditions of this Agreement, Duke hereby grants to Celldex an exclusive, perpetual (subject to the termination provisions of Section 2.3), royalty and fee-bearing, worldwide license, with the right to sublicense to Sublicensees/Licensees solely as provided in this Article 2, under the Licensed Assets, to Exploit Celldex Products.  For avoidance of doubt, the license granted by Duke to Celldex under this Section 2.1 shall include, without limitation, the right to access all data used and/or referenced by Duke in connection with the filing of the Duke IND with the FDA and other regulatory agencies worldwide and the Licensed Assets and the right to cross reference the Duke IND and the Licensed Assets in Celldex’s own filings with the FDA and other regulatory agencies worldwide relating to Celldex Products.  In this connection, Duke hereby agrees to provide Celldex with a cross reference letter in form and substance satisfactory to Celldex, the FDA and other regulatory agencies worldwide to the extent the data is applicable to such filings.  Such cross-reference letter shall be sufficient to allow Celldex to cross reference the Duke IND and the Licensed Assets, as appropriate, in Celldex’s own filings with the FDA and other regulatory agencies worldwide in connection with Celldex Products.

2.2                                 License Fees in Connection with a Sublicense/License.  Except as provided in Article 4 of this Agreement, if Celldex or any of its Affiliates enters into a Sublicense/License, it shall have no obligation to Duke or its Affiliates with respect to any license fees, milestone payments, royalties, or any other financial consideration received by Celldex pursuant to such Sublicense/License.

2.3                                 Term and Termination of License.

2.3.1                             Term.  The license provided for in Section 2.1 shall run until terminated in accordance with this Section 2.3.

2.3.2                             Termination by Duke.  Duke shall have the right to terminate this license if and only if Celldex fails to pay amounts due under Article 4 or otherwise materially breaches this Agreement and fails to cure such payment default or breach within thirty (30) days after written notice from Duke specifying the nature of such default or breach.

2.3.3                             Termination by Celldex.  Celldex shall have the right at any time to terminate this license in whole or as to any portion of the Licensed Assets by giving ninety (90) days’ advance notice in writing to Duke; provided however, that Celldex’s obligations under Article 4 shall survive any such partial termination for any portion of the Licensed Assets that have not been terminated.

2.3.4                             Sublicenses/Licenses.  In the event of termination pursuant to Section 2.3.2, any Sublicense/License provided for under this Agreement entered into by Celldex may be terminated at the sole discretion of Duke.

2.3.5                             Survival.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

2.4                                 Notice of Licenses and Sublicenses.  Celldex shall provide Duke with written notice within thirty (30) days after the granting of any Sublicense/License of rights under any Licensed Assets by Celldex or its respective Sublicensees/Licensees, which notice shall contain the name of the grantee of such Sublicense/License and the date of the grant of such Sublicense/License.

3.                                      Warranties, Covenants and Indemnities.

3.1                                 Representations and Covenants of Duke.  Duke represents and covenants that as of the Effective Date:  (a) Duke and its Affiliates have the unencumbered and unrestricted right to grant Celldex rights in the Licensed Assets in accordance with this Agreement without any payment or other (to the extent material to Celldex’s rights hereunder) obligations to Third Parties other than those set forth in this Agreement; (b) Duke and its Affiliates do not have any existing agreements or arrangements with Third Parties relating to the Licensed Assets that would conflict with Duke’s or its Affiliates’ obligations to Celldex and its Affiliates or Duke’s or its Affiliates’ performance under this Agreement, and Duke and its Affiliates will not enter into any agreements or arrangements with Third Parties relating to the Licensed Assets that would conflict with Duke’s or its Affiliates’ obligations to Celldex and its Affiliates or Duke’s or its Affiliates’ performance under this Agreement; (c) no Third Party has notified Duke in writing that the Licensed Assets are invalid or unenforceable; (d) Duke has full right, power and authority to grant the licenses granted by it under this Agreement and to enter into and perform its obligations under this Agreement; (e) neither Duke nor its Affiliates has any agreement or arrangement with a Third Party with respect to such Licensed Assets that affects its Control of the Licensed Assets or would otherwise adversely affect Celldex’s license with respect to such Licensed Assets under this Agreement; (f) Duke has provided Celldex with true and complete copies of all written materials included within the Licensed Assets; and (g) Duke, as the sponsor of the Duke IND (so noted as the Licensed Asset(s) on Schedule A to this Agreement), has the full power, right and authority to provide Celldex with access to and has permission to cross reference all appropriate and relevant historical data contained therein, ever cognizant of any HIPPA regulations and/or limitations and to include all data generated by any collaborating investigator involved in conducting research and clinical development under the requisite provisions of the Duke IND.

3.2                                 Disclaimers.

3.2.1                             No Implied Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

3.3                                 Indemnities.

3.3.1                             Indemnities.  Celldex and Duke shall indemnify, defend and hold the other Party (and such other Party’s Affiliates and Sublicensees/Licensees and their respective officers, directors, representatives and agents) harmless for any and all losses, liabilities, damages, settlements, costs, legal fees and other expenses incurred in connection with any and all suits, investigations, claims, demands by a Third Party, including personal injury, property damage or death (collectively, “Losses”) against either Party based on a breach by the indemnifying Party, the indemnifying Party’s Affiliates or, with respect to Celldex, Sublicensees/Licensees or their respective representatives, agents, employees, or officers, of any representation, warranty, covenant or other obligation under this Agreement; provided, however, that the foregoing shall not apply to the extent the Loss is found to be based upon the gross negligence, recklessness or willful misconduct of the Party seeking indemnification.

3.3.2                             Indemnification Process.

(a)          All indemnification claims in respect of a Party, its Affiliates, their respective Sublicensees/Licensees or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Section 3.3 (a “Claim”), but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.

(b)         At its option, the indemnifying Party may assume the defense of any Claim.  Upon assuming the defense of a Claim, the indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the indemnifying Party that is reasonably acceptable to the Indemnified Party.  Should the indemnifying Party assume the defense of a Claim, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or an Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim; provided that the Indemnified Party shall be entitled to participate in, but not control, the defense of such Claim and to employ counsel of its choice for such purpose, which shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the indemnifying Party in writing, (B) the indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 3.3.2(b) (in which case the Indemnified Party shall control the defense) or (C) the interests of the Indemnified Party or the Indemnitee, on the one hand, and the indemnifying Party, on the other, with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principles (in which case the Indemnified Party shall control the defense with respect to it and the Indemnitee).

(c)          With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that will not result in the Indemnified Party’s or any other Indemnitee becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party or such Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party and such Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Claims, where the indemnifying Party has assumed the defense of the Claim in accordance with Section 3.3.2(b), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party or an Indemnitee that is reached without the written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Claim, no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(d)         Regardless of whether the indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

4.                                      Consideration to Duke

4.1                                 Upfront Payments.  In partial consideration of the Licensed Assets licensed to Celldex and Duke’s other covenants hereunder, Celldex shall [ **** ].

4.2                                 Royalties.

4.2.1                        Royalty Obligation.  Subject to Section 4.2.5 below, in partial consideration of the Licensed Assets licensed to Celldex hereunder, and Duke’s other covenants and agreements hereunder, Celldex shall pay Duke an earned royalty in the amount of [ **** ].  For avoidance of doubt, in no event shall Duke be entitled to any royalties on Net Sales of any Celldex Product which is outside the Field.

4.2.2                        Credit.  All amounts paid to Duke by Celldex pursuant to Section 4.3 below shall be credited against future earned royalty payments otherwise due under this Section 4.2 [ **** ].

4.2.3                        Royalty Payments.  Running royalties shall be payable on a quarterly basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales during such calendar quarter, commencing with the calendar quarter in which the first commercial sale of a Celldex Product is made.  Royalties shall be calculated in accordance with U.S. GAAP and with the terms of this Article 4.

4.2.4                        Royalty Statements.  Celldex shall deliver to Duke within forty-five (45) days after the end of each calendar quarter in which Celldex Products for which Celldex owes a royalty hereunder are sold, a detailed statement showing Net Sales of each such Celldex Product on a country by country basis during the applicable calendar quarter; and the amount and calculation of royalties due on such Net Sales.

4.2.5                        Third Party Royalty Offsets.  For each Celldex Product sold by Celldex, its Affiliates and Sublicensees/Licensees that is subject to the royalty payment obligation set forth in Section 4.2.1, Celldex, its Affiliates and its Sublicensees/Licensees shall receive a credit against amounts otherwise owed to Duke under Section 4.2.1 equal to the royalties that Celldex, its Affiliates and its Sublicensees/Licensees are required to pay to Third Parties on Net Sales of such Celldex Product, [ **** ] of the Net Sales of that Celldex Product for which such Third-Party royalties are being paid.  If Celldex or any of its Affiliates or Sublicensees/Licensees is required to pay royalties to a Third Party on the Celldex Products, Celldex shall use commercially reasonable efforts to have any royalties owed to such Third Party reduced by the same proportion as the royalties are reduced pursuant to this Section 4.2.5.  For avoidance of doubt, “commercially reasonable efforts,” shall be deemed not to require any payment of money or other financial consideration by Celldex, its Affiliates or Sublicensees/Licensees to any Third Party.  Notwithstanding the above offsets, in no event shall Celldex’s obligation to make payments to Duke under this Agreement fall below [ **** ] per year in any one-year reporting period in which earned royalties on Net Sales of Celldex Products in the Field are due and owing to Duke under Section 4.2 hereof.

4.3                                 Milestone Payments, License Maintenance Fees and Other Charges.  In partial consideration of the Licensed Assets licensed to Celldex hereunder, and Duke’s other covenants and agreements hereunder, Celldex shall pay to Duke the following additional payments as follows:

(a)          [ **** ] after the first BLA (or EMEA equivalent) filing for first claim indication for a Celldex Product in the Field;

(b)         [ **** ] after first approval of first claim indication for a Celldex Product in the Field in the United States, European Union or Japan; and

(c)          [ **** ] after EACH first approval of subsequent claim(s) indication for a Celldex Product in the Field in the United States, European Union or Japan.

(d)         [ **** ].  Any and all payments made by Celldex to Duke pursuant to Sections 4.2, 4.3(a), (b) and(c) or 4.5 shall be credited against Celldex’s payment obligations under this subsection 4.3(d).

4.4                                 Payment Method.  All amounts due by Celldex under Section 4.3 hereof shall be paid in U.S. dollars by wire transfer in immediately available funds to an account designated by Duke or, at Celldex’s discretion, if the Common Stock is listed or quoted on the Nasdaq National Market or other nationally recognized exchanges in the United States, the European Union, Canada or Japan, in shares of Common Stock, but in no case shall such payment in Common Stock represent more than 50% of the total payment due under Section 4.3.  For purposes of this Section 4.4, the dollar value per share to be attributed to the Common Stock issued to Duke hereunder shall be the average of the closing prices of the Common Stock on its primary exchange for the ten (10) trading days preceding the date such payment is to be determined.

4.5                                 Sublicensing Payments.  Celldex shall pay to Duke [ **** ] of all payments received by Celldex or its Affiliates from any Sublicensee/Licensee with respect to product development and/or territorial sales rights for Celldex Products.  For avoidance of doubt, Celldex shall have no payment obligations under this Section 4.5 for any payment received by Celldex in consideration for [ **** ] or with respect to collaborative research and development activities performed by Celldex or its collaborative partners.

4.6                                 Records Retention; Audit.

4.6.1                             Record Retention.  Celldex shall maintain (and shall ensure that its Affiliates and their respective Sublicensees/Licensees shall maintain) complete and accurate books, records and accounts that fairly reflect their respective  Net Sales and the components thereof with respect to Celldex Products in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by Celldex until one (1) year after the end of the period to which such books, records and accounts pertain.

4.6.2                             Audit.  Duke shall have the right for a period of one (1) year after receiving any Celldex report to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Celldex, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Celldex (and its Affiliates and their respective Sublicensees/Licensees) as may be reasonably necessary to verify the accuracy of such Net Sales and related expenses for that calendar quarter. Duke shall not have the right to conduct more than one such audit in any twelve (12)-month period.  The accounting firm shall disclose to each Party whether such Net Sales and related expenses, as applicable, are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Duke.  Duke shall bear the cost of such audit unless the audit reveals a variance of more than five percent (5%) from the reported results, in which case Celldex shall bear the cost of the audit.  The results of such accounting firm shall be final, absent manifest error. Duke agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Duke to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.  The failure of Duke to request verification of any report or statement during said one-year period shall be considered acceptance of the accuracy of such report.  Duke shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Celldex obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

4.6.3                             Payment of Additional Royalties.  If, based on the results of such audit, additional payments are owed by Celldex under this Agreement, Celldex shall make such additional payments within forty-five (45) days after the date on which such accounting firm’s written report is delivered to Celldex.

5.                                      Additional Agreements, Covenants, Representations of Duke and Celldex.

5.1                                 Material Transfer.  Upon Celldex’s request, Duke shall provide Celldex with all PEP-3 product required by Celldex, its Affiliates or Sublicensees/Licensees for use in clinical trials, other reagents/data, monoclonal antibody cell lines, tumor models, or other tangible materials, documents or data possessed by Duke or its employees or Affiliates and requested by Celldex for the purpose of advancing Celldex’s research and development programs, including, without limitation, access and reference to all existing and future data relevant to the PEP 3 (Celldex CDX 110 GBM) vaccine program as contained in the Licensed Assets and/or otherwise generated under any sponsored research agreement executed and conducted between the parties.

5.2                                 Agreements Regarding Shares.  Duke agrees that it shall be subject to and shall enter into all stockholder agreements, holdback agreements and related documents as shall be required of the other holders of Celldex’s Common Stock from time to time.  Duke hereby further agrees that, to the extent requested by Celldex or any managing underwriter of Celldex, Duke will not sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of (other than to donees who agree to be similarly bound):  (i) any Shares during a period of up to three hundred sixty (360) days following the completion of the initial public offering of Celldex’s Common Stock or (ii) any of the Shares during a period of up to ninety (90) days following the completion of any subsequent public offering (or such shorter period as Celldex or any managing underwriter may authorize); provided, however, that the preceding restrictions shall apply to Duke only to the same extent, if any, that such restrictions apply to all directors, officers and holders of at least 5% of Celldex’s Common Stock at the time.  Duke shall enter into customary lock-up agreements as is reasonably requested by Celldex or any underwriter with respect to the Shares; provided, however, that such lock-up agreements shall apply to Duke only to the same extent, if any, that the subject lock-up agreements apply to all directors, officers and holders of at least 5% of Celldex’s Common Stock at the time.

5.3                                 Investment Representations.  Duke acknowledges that the Shares are being issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and that the Shares have not been registered under the Securities Act or the securities laws of any jurisdiction.  Duke represents, warrants and acknowledges as follows:  it is an “accredited investor,” as defined in Regulation D under the Securities Act; it has had a meaningful opportunity to ask questions concerning Celldex and the Shares of the executive officers of Celldex; it has had full access to all relevant information concerning Celldex and its investment in the Shares; there are substantial restrictions on the transferability of the Shares and there is no public market for the Shares, and therefore it may not be possible to liquidate the Shares in the case of emergency; Duke is acquiring the Shares for its own investment purposes and not with a view to, or in connection with a sale or distribution thereof; Duke has no contract, understanding, undertaking, agreement or arrangement, formal or informal, to sell, transfer or pledge to any person the Shares or any part thereof and it consents to the placement of restrictive legends on the stock certificates representing the Shares, which will be in substantially the following form:

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

5.4                                 Celldex Clinical Studies.  Upon commercially reasonable terms and conditions to be mutually agreed upon by the Parties, Celldex shall use its best efforts to include Duke as a clinical trial site for the development of a PEP 3 vaccine program for the development of Glioblastoma Multiforme (GBM) and other related brain cancers to be initiated by Celldex or its Affiliates.  Celldex will use commercially reasonable efforts to provide clinical grade material, to the extent available to Celldex, for use in future Duke-initiated clinical trials that have been approved by Celldex; provided that Duke shall agree to provide Celldex with access to any and all data and results arising out of any such clinical trials at no additional cost beyond the sponsored studies to Celldex.  The terms and conditions governing Duke’s agreement to provide access to such data shall be set forth in a separately negotiated and budgeted Sponsored Research Agreement between the parties.

5.5                                 Submission of IND Data to the FDA.  As soon as reasonably practicable, Duke shall provide the FDA with the appropriate IND data tables related to the Duke IND.  The parties hereto acknowledge and agree that the Duke IND will represent supportive information for the filing of a Celldex IND.  Duke acknowledges that the FDA will need complete data in order to evaluate the previous human experience.  Duke hereby agrees to submit to the FDA, as soon as reasonably practicable, as an IND serial submission, a complete listing of data currently available from patients on the Activate trial. Such submission shall include all adverse event and SAE information (with severity of event, duration and attribution) and Time to Progression and survival information on all patients.  Additional data will be provided by Duke at the FDA’s request, provided that such data is available as part of the Licensed Assets and as required by the FDA as part of the Duke IND filing.  If additional data is requested which is not readily available, the Parties agree to confer as to how to address such request, the potential costs associated therewith and how to resolve the issue.

5.6                                 Duke Protocols.  Upon Celldex’s request, Duke shall provide Celldex with the detailed protocol used for immunohistochemistry (IHC) in the clinical trials as well as all relevant information related to the manufacturing and safety of the PEP 3vaccine used in connection with the Duke IND.

5.7                                 Research Grant.  Celldex, at its sole discretion and in a time frame it shall elect, should it so choose, will provide an Unrestricted Research Grant in the aggregate amount of [ **** ] (the “Grant”) to the laboratory of Dr. John Sampson, Associate Professor – Surgery (Neurosurgery), Duke University School of Medicine.  The Grant shall be used to provide funding for related research in the Field.  The Grant shall be made in the installments as set forth below:

Amount	Payment Date

[ **** ]	Upon execution of an Unrestricted Research Grant Agreement Letter.

[ **** ]	Within thirty (30) days of the date of the Unrestricted Grant Agreement Letter.

[ **** ]	Within ninety (90) days of the date of the

Unrestricted Research Grant Agreement Letter; provided that such final payment shall only be due and payable upon the submission by Duke to Celldex of a Statement of Research Intent describing a Research Program agreeable to both Parties. Further, periodic reports, not less than quarterly after the commencement of the research conducted under such research plan shall be provided to CELLDEX; and in the event that data or other information generated under such research plan is deemed to be within the definition and scope of Licensed Assets under the terms of this Agreement, then all such data and/or information shall be made available and accessible to CELLDEX for its evaluation and use.

6.                                      Confidentiality.

6.1                                 Treatment of Confidential Information.  Each Party shall maintain all information of the other Party and its Affiliates in confidence, including the existence and terms and conditions of this Agreement, and shall not disclose, divulge or otherwise communicate such information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure or use of such information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, sublicensees or agents.

6.2                                 Release from Restrictions. The provisions of Section 6.1 shall not apply to any information disclosed hereunder that: (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction to the receiving Party or its Affiliates by an independent, unaffiliated Third Party rightfully in possession of the confidential information (but only to the extent of the rights received from such Third Party); or (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or (d) is generally made available by the disclosing Party to Third Parties without restriction; Further, the receiving Party shall have the right to disclose information disclosed by the other Party (x) to the extent necessary to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, or the rules of a stock exchange or NASDAQ, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure including assisting the Party whose information is being disclosed to seek confidential treatment or a protective order, or (y) to existing or potential acquirers or merger candidates, existing or potential Sublicensees/Licensees, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

7.                                      Miscellaneous.

7.1                                 Construction.  Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement.  The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term.  The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

7.2                                 Publicity.  Except as otherwise required by law, rule or regulation, neither Party shall issue a press release regarding this Agreement or originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of the other Party; provided, however, that the Parties agree that disclosures of information for which consent has been previously obtained shall not require additional approval.  If a public disclosure is required by law, rule or regulation, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing Party’s prior review and comment; provided, however, that no such review and comment shall be required for any filing with the Securities and Exchange Commission, including on Form 10K or Form 10Q or Form 8K or other similar filing under the Securities Exchange Act of 1934, as amended, or a Registration Statement under the Securities Act of 1933, as amended

7.3                                 No Implied Licenses.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force and effect.  No license rights shall be created by implication or estoppel.

7.4                                 No Agency.  Nothing herein shall be deemed to constitute any Party as the agent or representative of the other Party, or the Parties as joint venturers or partners for any purpose.

7.5                                 Notice.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by nationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses set forth below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 7.5.  Such notice shall be deemed to have been given as of the date delivered by hand  or on the third business day (at the place of delivery) after deposit with a nationally recognized overnight delivery service.

If to Duke:	For delivery via the U.S. Postal Service

Office of Corporate and Venture Development
Duke University
Attention: License Administrator
31 Tower Blvd., Suite 1300
Box 90083
Durham, NC 27708 USA

For delivery via nationally/internationally recognized courier

Office of Corporate and Venture Development
Duke University
Attention: License Administrator
31 Tower Blvd., Suite 1300
Box 90083
Durham, NC 27705 USA

With a copy to (if of a legal nature):

Office of University Counsel
Duke University
2400 Pratt Street, Suite 4000
Durham, NC 27710

If to Celldex:	Celldex Therapeutics, Inc.
222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865
Attention: President

With copies to:	Satterlee Stephens Burke & Burke LLP
230 Park Avenue
New York, NY 10169
Attn: Dwight A. Kinsey, Esq

.

7.6                                 Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party, except (a) to Affiliates of such Party, or (b) in connection with a Change of Control, provided that any assignee or the successor entity agrees to be bound by the terms and conditions of this Agreement and provided furthermore that the assigning Party, if it survives, continues to remain primarily liable for performance of any Affiliate to which it assigns the Agreement or any of its rights or obligations hereunder, and (c) if Celldex transfers a Celldex Product to a Third Party provided such entity agrees to be bound by the terms and conditions of this Agreement and provided furthermore that Celldex continues to remain primarily liable for performance by the Third Party to which it assigns the Agreement or any of its rights or obligations hereunder.  Without limiting the preceding sentence, all validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party.  Any attempted assignment or delegation in violation of this Section 7.6 shall be void.  The license granted in this Agreement shall be binding on any successor of Duke in Control of the Licensed Assets.

7.7                                 No Modification.  This Agreement may be amended only by a writing signed by authorized representatives of the Parties.

7.8                                 Waiver.  The waiver by any Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by such Party.

7.9                                 Severability.  To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement.  To the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

7.10                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.11                           Governing Law; Jurisdiction and Venue.  This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

7.12                           No Consents.  Neither Party requires any consents, permissions, waivers or licenses from third parties in order to provide each other with the license rights provided for herein or to otherwise satisfy the terms of this Agreement.

7.13                           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the Parties.

IN WITNESS WHEREOF, duly-authorized representatives of the Parties have signed this License Agreement as a document under seal as of the Effective Date.

DUKE UNIVERSITY	CELLDEX THERAPEUTICS, INC.

By:	By:	/s/ Anthony Marucci
Name:	Name:	Anthony S. Marucci
Title:	Title: Vice President and Chief Financial
Officer

Schedule A

Licensed Assets

The Licensed Assets shall include, without limitation, that certain Investigator IND FDA No. 9944 and all information relevant to FDA review of IND FDA No. 9944.  Access to and the right to cross reference other INDs cited in IND FDA No. 9944, to wit, INDs FDA Nos. 8319, 4250, 8434, 7462 and 4966 and so referenced therein will be extended to Celldex, but only to the extent of Duke’s power and ability to do so.  The Licensed Assets shall also include (i) any and all associated Phase I and Phase II clinical trial data for the EGFRvIII peptide vaccine held by Dr. John Sampson, Associate Professor, Neurosurgery, Duke University Medical Center, which such data shall include all data associated with patients treated with the PEP-3 vaccine under said IND FDA No. 9944; (ii) any and all data and other information developed as a consequence of the activities funded by the Unrestricted Research Grant, in so far as it may relate to said IND; and (iii) all relevant historical data, inclusive of all data produced by any collaborating investigators conducting work under the Investigator IND FDA No. 9944. Any such data and information shall also be accessible to and referenceable by Celldex.